Exhibit 10.2

*PORTIONS OF THIS ETHANOL PURCHASE AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Southwest Iowa Renewable Energy, LLC					Purchase Order
Farms Fueling Our Future
Billing Address
10868 189th St
Council Bluffs, IA 51503
Ph.  712-366-0392
Fax  712-366-0394
For Questions Regarding this PO, Please Contact:       Bill Cahill
Dept:  Maintenance                                          Location:  Process

Issued To:
Vendor:                      ICM
Address:                    310 NORTH FIRST STREET
Address:                    COLWITCH, KANSAS 67030
ATTN:                                DAN JONES
Phone #:                     316-796-0900                                                      Fax #:

P.O. Number: 5618
Date: 4/18/2012
Authorized by: Select Approver
Ship via:
Ship to Attn: Brian Cahill
Ship by date:
Line Item#	Description	Quantity	Unit	Unit Price	Price
1	Advanced Process Controls	1	Select UOM	$999,000.00	$ 999,000.00
NOTE	April 12, 2012

Shipping Address:				Subtotal	$ 999,000.00
Southwest Iowa Renewable Energy Plant				Select Misc	$
10976 189th St					$
Council Bluffs, IA 51503				Sales Tax	$
0.00%				Total	$ 999,000.00

4-18-2012
Authorized Signature

Purchase order number must appear on all invoices and correspondence.

See attached Terms and Conditions

Technical Proposal Advanced Process Controls ICM, Inc. 310 N. First Street Colwich, KS 67030

1.	Proposal Information

This Technical Proposal (“Proposal”) contains confidential information prepared for Customer by ICM, Inc. (“ICM”).

Proposal Date	April 12, 2012
Customer Name	Southwest Iowa Renewable Energy, LLC
Customer Address	10868 189th Street Council Bluffs, IA 51503
Project Name	Ethanol APC Solution
Project Location	10868 189th Street Council Bluffs, IA 51503
Proposed Service Start Date	April 30, 2012, but not earlier than seven (7) days after Customer’s execution of this Proposal, issuance of the PO, and payment of the required initial payment
Proposal Expiration Date	30 days from Proposal Date, subject to contingency in paragraph 7.D. below

2.	General

A.
ICM, Inc. is pleased to provide this Proposal for the project stated above. The items that follow list the specific terms and conditions that apply to this Proposal. This Proposal supersedes and cancels any prior proposals to Customer concerning the subject matter covered by this Proposal.

3.	ICM Scope of Work

ICM will perform the following described Services directly or through subcontractors in accordance with the schedule noted. It is assumed that the project will start in April, 2012.

A.	Schedule

Week Number	Description

1	Install servers and software, data collection for design and baseline
2-10	Kickoff meeting, site survey, preliminary testing
preliminary design, Install new %solidsmeter on slurry.
11-24	Detailed design, step testing, modeling, simulation, off-line testing
25-30	Commissioning and training
31-32	System audit
33	Deliver audit report and SIRE acceptance of the report

Note:
This APC system will be in project status from initiation of the work until delivery and acceptance of the audit report. It will convert to support status at the time of the delivery and acceptance of the audit report, and all work thereafter will be charged to the annual support contract.

Note:
If any repair or replacement of existing control system components and control communication network is required before the APC can be installed, the cost of labor and materials related to that repair or replacement will be billed separately.

B.	ICM Work Items

1)	ICM will complete installation and commissioning of the Advanced Process Controls (APC) solution.

2)	ICM will provide all required hardware and software for plant APC installation.

3)	ICM will be responsible for travel and per diem expenses (billed separately at cost plus 10%).

4)	ICM will be responsible for the shipping of servers and software.

5)	ICM will provide operator training on what each APC module is doing, the input required, and how the operator starts and stops the APC module.

6)
ICM will generally evaluate the Plant's operating procedures being practiced by Plant's operators. ICM will recommend to Plant changes in operating procedures that may improve operations performance. ICM will train operating personnel on the recommended operating procedures changes that Plant management elects to incorporate, for a maximum of ten (10) hours. Plant is exclusively responsible for documenting any operating procedure modifications in its management of change logs or other appropriate internal business records. If Plant requires additional training from ICM beyond the training commitment included in this Proposal, the same will be documented by a Change Order, and scheduled in accordance with ICM training staff availability.

7)	ICM will provide interface software and APC controller modules.

8)	ICM will provide first year support and maintenance, which is shown as a separate line item (refer to Section F, Annual Maintenance Support).

9)	The Purchase Price includes one modification to the existing process control programming necessary to install APC.

C.	ICM Deliverables

1)	ICM will install and configure the following software.

a)	Honeywell Profit Controller
b)	Honeywell Profit Stepper
c)	Control Performance Monitor — PID/MPC/Tai Ji
d)	Tai Ji PID
e)	Trident Lab Module including KPI Module

2)
ICM will provide an APC design document describing the proposed soft sensor models and advanced control strategies, required changes to regulatory control logic, and specifications for automated plant step testing.

3)	ICM will provide a Control Performance Monitor PID report for the APC solution related PID loops as initial performance and corrective actions are performed.

4)
ICM will provide and install a standard configuration of the Trident Lab Module. ICM will make reasonable modifications requested by Plant to the standard configuration to the extent permitted by the Trident license agreement. If extensive further development of the configuration is desired, ICM will provide a proposal for further work at an additional cost to Plant.

5)
ICM will provide inferential models for soft sensors and dynamic models relating independent and dependent process variables for MPC applications. ICM will make changes in the DCS batch control configuration to enhance fermentation batch control.

6)	ICM will provide commissioned Ethanol APC Controller Modules.

7)	ICM will provide post-commissioning audit reports describing the control performance and economic performance of the new APC applications and the associated PID controllers.

8)
For best hammer mill control improvement an on-line slurry percentage solids meter is needed. Having better measurement of the solids than currently available will eliminate using a soft sensor to estimate %solids.

The on-line measurement will reduce variability even further than can be achieved with model-based multivariable control alone. The cost of this meter is included In the APC Proposal.

D.	Site Preparation and DCS Configuration

1)
Based on the functional requirements for the installation, ICM will make on-site preparations. For example, ICM will review the validity of the current ICM and InSQL data available. ICM will make recommendations for required sampling times, exception, and historical compression settings for each loop.

2)	ICM will make necessary adjustments to the ICM DCS and InSQL, and supply appropriate IP addressing, NT settings, network settings, and security settings.

3)	ICM will acquire and install the required computer hardware servers.

4)
ICM will be responsible for the integration of the APC system into the regulatory control system, including DCS changes and all I-PIMS development. ICM will also be responsible for the configuration changes associated with improved batch control for the fermenters.

5)	ICM will provide these support services using one member from the ICM control group team , which shall be either Quang Le, Peter Love, Phuc Nguyen, or Gary Hildebrand, at ICM's election.

E.	Assumptions

The following assumptions have been made by ICM, and this Proposal is contingent upon these assumptions being true.

1)	Relevant information about the existing network architecture at the Project site will be provided to ICM by Customer.

2)	ICM staff, and its subcontractors if required, will be permitted sufficient access to the site and information systems to conduct thorough testing of the process controls and systems.

3)	For remote support purposes, ICM and Honeywell will be provided remote access to the site LAN via RAS server, WEB-EX, or similar technology at no cost to ICM.

4)	Customer's IT resources will be available for configuration of databases and permissions as required.

5)	This Proposal assumes that the software will have at least one data source with a maximum of three (3) connections. This connection type is expected to be ICM InSQL historian.

6)	The network protocol includes TCP/IP.

7)
ICM will provide server hardware for the Ethanol APC Solution for the Project site which includes firewall security. The server will be set up and configured with appropriate security and network settings.

8)	ICM will provide an SQL Server license if required.

F.	Annual Maintenance Support

1)	Technical Support

a)
The required first year of support will start on the date when the final post commission audit report is delivered and accepted. The support contract includes software subscription to keep the software current as new versions are released and technical support hours for maintenance of the system. Technical support in this ICM contract includes support for both APC (using Honeywell employees) and DCS (using ICM employees). Dial-up or Internet support service of 100 hours for APC and 60 hours for DCS support is included in the first year support contract. When a site visit is required in order to provide support, travel and per diem expenses will be added at cost plus 10%. If additional hours are needed beyond those included hours, they will be charged at the then-current rates. If customer elects to renew the support contract at the end of the mandatory first year's support that is included in this Proposal, a separate services contract will be entered into at that time

b)
ICM will maintain an archived file of all DCS system applications. ICM will provide configured temporary replacements while failed equipment is repaired. ICM will provide recovery service in the event of a severe catastrophic system failure.

c)
It is strongly recommended that the maintenance support contract be renewed when the required first year coverage expires. Software is not static and new releases are released regularly. It is not possible or practical for software to always be backward compatible, so the system software should be regularly upgraded under a support agreement, or Customer may be vulnerable to future support problems. If coverage lapses and a problem arises that requires new software to be installed to resolve a problem, conflicts in the software may arise and the system will stop functioning. When this occurs, in order to re-establish functionality of the system, a new full system software license will have to be purchased at the then-current price. Keeping the support coverage current through continuation of the maintenance support contract as provided for herein is recommended to assure continuous system functionality.

2)	Software Upgrades

a)
When Honeywell releases minor upgrades (patches) or major upgrades (full-version upgrades), ICM will make the assessment as to whether the upgrades are applicable to Ethanol APC Solution and to ICM plants. If the upgrades are applicable, ICM will complete the following items.

i.	Pre-test the software upgrades.

ii.	Prepare rollout packages.

iii.	Schedule with Customer and perform software upgrades at the Customer's plant. Train the plant operators on how to use the new software.

b)	When ICM releases Ethanol APC Solution upgrades (which do not include new APC modules), ICM will complete the following items.

i.	Schedule and perform software upgrades with ICM at the Customer's plant.

ii.	Train the plant operators on how to use the new software.

3)	On-site Services

a)
The ICM annual DCS maintenance support included in the APC support contract includes a maximum of four (4) work days (a work day is defined as 9 work hours per ICM worker) total (including travel time) over one (1) visit to the plant site per year. Travel and per diem expenses will be billed separately at cost plus 10%. For on-site services beyond four (4) work days per year, support is charged at ICM standard external rates. Travel and per diem expenses will be billed at cost plus 10%.

b)	The ICM on-site services may include, but are not limited to, any of the following tasks, per schedule or per incident.

i.	Perform or assist upgrading software.

ii.	Provide user training on how to use the new software releases.

iii.	Check the health of the system.

iv.	Discuss with the operators how they are using the system and get their feedback on improvements or any other comments they have.

v.	Make any changes or adjustments deemed necessary.

vi.	Help train new plant personnel on the use of the Ethanol APC Solution and its benefits.

vii.	Troubleshoot and solve Customer-reported problems relating to the Ethanol APC Solution. Consult with Customer as needed.

viii.	Quarterly reports on software and PID loop performance.

ix.	System cleaning (once per year).

x.	Loop performance monitoring and tuning on all process loops.

c)	The ICM on-site services may include fixing bugs, and includes but is not limited to the following:

i.
ICM will engage various Honeywell teams, such as Product Managers, Product Developers, and Product Support, as appropriate, to investigate, identify, and reproduce product bugs that affect ICM plants, and assist Honeywell to fix the product bugs.

ii.
When it is unclear whether the initial problem is a DCS-related issue or an APC-related issue, ICM will work with Honeywell engineers to diagnose the root cause of the problem and route the call appropriately.

4.	Purchase Price

A.
The base price for the APC system is $999,000.00. The base price excludes travel and per diem expenses, which will be billed separately at cost plus 10%. These additional expenses are estimated to be $30,000.00.

B.	Required first year support fee is $90,000.00. This amount is excluded from the $999,000.00 base price, and is a separate itemized payment under 5.G below.

All prices listed are plus 7% applicable Pottawattamie County, IA sales tax.

5.	Payment Terms

Assuming Customer qualifies for normal ICM credit terms, the purchase price shall be payable by Customer as follows.

A.	*	is due upon receipt of the signed contract (Proposal and Purchase Order).

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

B.	*	is due upon ICM's personnel providing its recommendation as to operating procedure changes.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

C.	*	is due upon issue of Preliminary Design.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

D.	*	is due upon start of step testing.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

E.	*	is due upon ICM's sign off that the APC package has been fully installed and commissioned.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

F.	*	is due upon delivery and acceptance of final audit report.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

G.
Payment of $ *  is due on the date the final audit report is delivered and accepted. This payment is for the required first year support contract. The Support Contract will automatically renew on the same terms for an another year on each Anniversary Date unless either party provides written notice to the other party at least (90) days prior to the Anniversary Date that it will not renew the Support Contract.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

H.	Travel expenses billed at Cost Plus 10% monthly as occurred

NOTE:
These payment terms are subject to adjustment based on the credit history of Customer. All invoices shall be paid within 30 days of invoice receipt by Customer, with the exception of the first payment (A) which is due upon receipt of the signed Proposal. All amounts are quoted in U.S. dollars (USD) and are to be paid in U.S. dollars. Payments of more than $50,000 must be paid by wire transfer. ICM's wire transfer instructions are as follows.

Institution: *

ABA Routing Number: *

Account Name: *

Account Number: *

Customer's wire transfer instructions must reference the invoice number(s) being paid; otherwise payments will be applied to Customer's unpaid invoices (including interest charges) at ICM's discretion.

*OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.	Exclusions from ICM Scope of Work (Customer Scope Items)

A.
Customer is to provide an Iowa sales tax exemption certificate related to the ICM's Scope under this Proposal. ICM has not included a charge for taxes in this Proposal. In the event it is determined that all or any portion of the goods or services covered by this Proposal are subject to sales tax, ICM will invoice

B.
The above-stated Schedule excludes any delays outside the control of ICM or subcontractors for which ICM is responsible as stated in the Terms and Conditions Article 17. The Schedule shall be adjusted for any delays incurred that are not within ICM's control.

7.	Other Conditions

A.
ICM's Technical Proposal Terms and Conditions (Issue Date 10/07/2009) are attached hereto and incorporated by reference for all purposes in this Proposal. Risk of loss to work in progress is borne by Customer until completion of ICM's scope.

B.
Customer shall allow ICM access to, and use of, baseline data regarding operation of the Plant prior to performance of any Services provided in this Proposal. Customer shall further provide ICM with access and right to use to all data regarding operation of the Plant from the installation of the first module and continuing for a period of six (6) months after installation of the final module to document changes resulting from the APC installation.

C.
Customer agrees to provide ICM with mutually agreed dates and times to allow ICM on-site with potential ICM customers of the APC Solution to tour the APC installation and see the software in actual operation, as well as ask questions of plant personnel in regards to operation.

This Proposal supersedes and nullifies any and all prior proposals to Customer related to the subject matter of this Proposal. This Proposal, if accepted, contains the entire agreement between the parties and no verbal or written proposals or terms apply unless specifically identified herein. If you have any questions concerning the proposed Scope of Work or other terms, please telephone me directly. Otherwise, if you desire ICM to perform the described Scope of Work, please have this document signed by your authorized corporate representative in the space noted below and return with your signed purchase order. Any terms and conditions attached to your issued purchase order that deviate from this Proposal are null and void.

Respectfully submitted,

/s/ Robert Wilson
Robert Wilson
ICM, Inc.

Southwest Iowa Renewal Energy, LLC

Signature:	/s/ Brian T. Cahill	Date:	4/18/12	PO#:	5618

Name:	Brian T. Cahill

Title:	President/CEO

(A copy of the Purchase Order must be attached)

ICM, Inc. Technical Proposal Terms & Conditions

These Terms and Conditions apply to and become part of the Agreement as to any Scope of Work performed by ICM pursuant to any Technical Proposal.

1.           Insurance. Customer shall provide an Owner's Builder's Risk Policy or comparable all risk property coverage, naming ICM and its subcontractors as additional insureds to cover the risk of loss to all goods, equipment, materials, and completed or uncompleted Work at the Customer's Project location, for any cause including, without limitation, fire, theft, vandalism, acts of God, and acts or omissions of ICM, its agents, and their subcontractors. Such risk shall remain with Customer until final completion of ICM's Scope of Work. Customer's Certificate of Insurance evidencing such coverage is a prerequisite to commencing the Scope of Work.

2.           Interest. All monies not paid when due as provided shall bear interest at the rate of eighteen percent (18%) per annum, or the highest interest rate allowable by law, whichever is less. If it is determined that Customer incorrectly withheld payment of any disputed amount, such payment shall bear interest from the date such payment would have otherwise been due until the date actually paid to ICM.

3.           Warranties. ICM provides the following warranty ("Warranty") for the goods and services provided:

A.	Goods and Services Warranty Scope and Duration.

i)
Services Warranty Scope.  ICM warrants that all Services performed by ICM will be performed in a professional manner by workers with the degree of skill and diligence normally employed by service providers performing the same or similar services at the time and location said Services are performed.

ii)
Goods Warranty Scope.  ICM warrants that all equipment provided by ICM will be free from defects in material and workmanship and will conform to the requirements of the Agreement. ICM passes through to Customer the original manufacturer's warranty for Goods, if any, to the extent the same provides Customer with benefits or rights greater than those provided in this paragraph 3.

iii)
Warranty Duration.  The Warranties noted above shall apply for a period of 90 days commencing upon completion of installation of the 8th module (the "Warranty Period"). Substantial Completion when used herein shall mean the time at which the Scope of Work is sufficiently complete so that the Work can be utilized for its intended purposes. If ICM is delivering equipment without related Services, the Warranty Period shall begin upon equipment delivery to the Customer. If Substantial Completion or equipment delivery is delayed for any reason that is not the fault of ICM or its subcontractors, the Warranty Period begins the date stated in ICM's notice of Substantial Completion, or in the case of equipment only, the date ICM notifies Customer the equipment is ready to ship.

iv)
Upon receipt of Customer's written notice of defects or failures to conform discovered within the Warranty Period, ICM shall, at no cost to Customer, promptly repair, or replace Goods found to be defective or re-perform any services not in conformity with the requirements. Such repair, replacement, or reperformance shall be Customer's exclusive warranty remedy. The decision whether to repair or replace defective Goods shall be solely ICM's option. Customer will ensure that a reasonable period of time is allowed immediately following completion of any performance testing, if any, for ICM to repair or replace any defective Goods or services known at that time.

B.	Software Warranty Scope, Duration and Exclusions.

i)
Software Warranty Scope and Duration.  ICM, as part of the Scope of Work, may furnish, recommend, or identify to Customer certain third party software. ICM does not give any warranty, express or implied, of third party software and shall not be liable for any defects in such software, but will pass the manufacturer's warranty, if any, to the Customer. ICM warrants that as to software or media developed by ICM under or in connection with the performance of the Agreement ("Software") that for a period of 90 days from the date of installation of the 8th module: (y) the Software will perform substantially in accordance with written materials provided with the software and (z) the media on which the Software is distributed, if provided by ICM, shall be free from defects in materials and workmanship.

ii)
Software Warranty Limitations and Exclusions.  ICM's entire liability and Customer's exclusive remedy under this limited warranty will be, at ICM's option, either (y) the return of the price paid for the Software or (z) repair or replacement of the Software or the media that is returned to ICM. This limited warranty is void if the failure of the Software or media is due to accident, misapplication or unauthorized modification. Any replacement Software will be warranted for the remainder of the original warranty period or 30 days, whichever is longer. ICM does not warrant that the software will meet Customer's requirements, that the operation of the software will be uninterrupted or error-free, that the software will operate in combination with any other software that Customer selects for its use, or that defects or errors in the software will be corrected. ICM further does not warrant or make any representations regarding the use or the results of use of the software or accompanying written materials with respect to their correctness, accuracy, reliability, or otherwise. No oral or written information or advice given by ICM shall create a warranty or in any way increase the scope of this limited software warranty.

C.	General Warranty Exclusions and Voiding Warranty.

i)	Warranty Exclusions. This Warranty does not cover:

a.	Damage from improper or insufficient maintenance or operation, operator negligence or abuse, Customer modification of equipment or installation of attachments without ICM's written consent.

b.
Catastrophic failures of the critical path equipment caused by chain reaction from improper operation, abuse or neglect of other equipment or procedures in the process equipment critical path, whether upstream or downstream from the failed equipment.

c.
Equipment damaged by lightning strikes, power surges, improper grounding of welding equipment, power outages or poor quality power from the electricity supplier, fires, floods, tornadoes, wind or other acts of God.

d.
Any product, components or parts provided by ICM but not manufactured by ICM are subject to the express warranty made available by the manufacturer and Customer is designated by ICM as the intended third party beneficiary of such manufacturer's express warranty.

e.	Damage caused by use of the Goods outside their intended use or operation not in compliance with ICM or manufacturer's operating procedures.

f.	Consumable items.

g.	Cost or expense incurred by Customer without ICM's prior written consent, including cost of labor performed by contractors other than ICM.

ii)	Warranty Void. The Warranty stated herein will be void if:

a.	Customer does not shutdown within a reasonable timeframe following notice from ICM to address equipment affected by a warranty claim.

b.	Customer repairs or replaces items without ICM's prior written approval or does not return or preserve all failed Goods for ICM's inspection.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ICM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED THAT ARE NOT EXPRESSLY STATED IN THIS PARAGRAPH 3 WARRANTY STATEMENT INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.           Limitation of Liability; Exclusion of Consequential Damages. ICM IS NOT LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL AND PUNITIVE

DAMAGES ARISING OUT OF OR RELATED TO THE SCOPE OF WORK. THE AGGREGATE LIABILITY OF ICM, ITS AFFILIATES AND SUBCONTRACTORS, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, IS LIMITED TO THE COMPENSATION RECEIVED BY ICM FOR THE SCOPE OF WORK IN QUESTION. THIS LIMITATION OF LIABILITY SHALL APPLY TO ALL SUITS, CLAIMS, ACTIONS, LOSSES, COSTS AND DAMAGES, INCLUDING, BUT NOT LIMITED TO, LEGAL FEES AND EXPENSES ARISING FROM OR RELATED TO THIS AGREEMENT AND WITHOUT REGARD TO THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS IMPOSED.

3.           License for Use. Certain technologies, processes and equipment that include ICM-owned intellectual property are licensed for use, at ICM's discretion, under a separate License Agreement. Whether a separate License Agreement is issued, Customer has the right to use the intellectual property only at the specific location of ICM's Scope of Work for Customer, and at no other location.

4.           Taxes, Fees & Other Charges. No taxes of any kind are included in the Purchase Price. All taxes, including jurisdictional tax bonds, will be invoiced separately by ICM. If Customer claims sales tax or other form of tax exempt status, a signed exemption certificate must be received by ICM prior to the placement by ICM of any equipment order, or the performance of applicable services. Tax billings may be issued at any time by ICM, including following completion of Scope of Work and delivery of a final lien waiver. ICM's execution of a final unconditional lien waiver does not relieve Customer of its obligation to reimburse ICM for additional taxes charged by jurisdictional authorities and invoiced by ICM following completion of the Scope of Work and/or delivery by ICM of the final waiver.

5.           Lien Waivers. A partial lien waiver is available upon request following receipt of each partial payment. A final, unconditional lien waiver will only be provided at Customer's request upon final payment for the Scope of Work.

6.           Notice of Commencement. ICM will not be obligated to commence any services for Customer under this Agreement until ICM has received the legal description for the property on which ICM's Scope of Work will be performed and receipt of Notice of Commencement, if required.

7.           Wage Requirements. Customer represents and warrants that the Project is a private construction project and that no public funds, bonds, grants or other nonprivate funds have been or will be used by Customer to pay for the entire Project or any portion of the Project when the use of such funds will require compliance with any local, state, federal or international wage payment requirement including, but not limited to, prevailing wage regulations, Davis-Bacon Act, collective bargaining or other similar wage requirements ("Wage Requirements"). Customer acknowledges that the Purchase Price for the Project or any portion of the Scope of Work does not include the cost for ICM, its subcontractors or suppliers at any level to comply with any Wage Requirements. Customer agrees to indemnify and hold ICM, its subcontractors and suppliers harmless from any claim that Scope of Work performed on the Project is subject to Wage Requirements. Customer is obligated to execute a Change Order to cover all added expenses related to such Wage Requirements, including attorney fees.

8.           Performance & Payment Bonds. Neither ICM nor its subcontractors shall be required to furnish a performance, payment or any other Bond for the Project.

9.           Confidential Information. All schedules, budgets, proposals, drawings, agreements, e-mails, correspondence and other documents exchanged between the Parties comprise Confidential Information as defined in the Confidentiality Agreement executed by Customer and ICM.

10.           Third Party Proprietary Technology. To the extent Customer's Plant contains licensed or trade secret technology to which access is limited by a third party technology provider's license or confidentiality agreement, Customer will secure for ICM and provide written documentation that grants the necessary access rights prior to authorizing commencement of ICM's Scope of Work.

11.           Termination for Convenience. Customer may terminate this Agreement or any Scope of Work described herein for Customers convenience by providing thirty (30) days written notice to ICM of its intent to do so. In such event, ICM will be entitled to Compensation for the Scope of Work performed up to the effective date of termination and compensation for reasonable termination expenses incurred for commitments made prior to termination and a reasonable termination fee.

12.           Termination for Default. In the event either Party: (i) is in default in carrying out its non-monetary obligations under this Agreement, and fails to cure such default within ten (10) days after receipt of written notice of the default and opportunity to cure or if such cure cannot reasonably be made within such ten (10) day period and such Party has not taken reasonable steps toward effecting a cure in an expeditious manner; (ii) or Customer fails to make payment when due and fails to cure such default within three (3) days after notice from ICM; (iii) passes a resolution for winding up or reorganizing its business; (iv) is the subject of a petition under any provision of the United States Bankruptcy Code or makes a general assignment for the benefit of creditors; or (v) is subject to the appointment of a receiver, in addition to pursuing any remedies otherwise available under this Agreement or by law or in equity, such non-defaulting Party may give written notice to the other Party and immediately terminate this Agreement. Notwithstanding expiration of this Agreement on its own terms or termination of this Agreement by either party, the Confidentiality Agreement entered into by the parties shall remain in full force and effect.

13.           Environmental Investigation and Site Preparation. ICM shall not be responsible for any utility hookups, site conditions, or subsurface geotechnical investigation or evaluation. Any environmental evaluation or services to be provided by ICM will be covered in an independent agreement.

14.           Notices. Legal Notices shall be deemed sufficiently given if personally delivered, sent by registered or certified mail (return receipt requested), nationally recognized overnight courier, or by facsimile if sender obtains written confirmation of successful transmission including date/time stamp. Delivery addresses shall be the addresses reflected on the Proposal, unless changed by a legal notice. Notice to ICM must be directed to General Counsel.

15.           Force Majeure. No default by reason of any failure in performance shall occur if such failure arises out of causes beyond the control and without the fault or negligence of the invoking party, where such failure is due to acts of God or Government, terrorism, fires, floods, epidemics, quarantine, strikes, freight embargos, failure of public utilities necessary to the Scope of Work, and abnormal weather conditions for the Project location.

16.           Assignment. The Proposal may not be assigned by Customer without ICM's prior written consent, which may be withheld in its sole discretion. The Proposal, once executed by Customer, is binding upon and fully enforceable against permitted assigns and legal successors in interest.

17.           Governing Law; Dispute Resolution. The Proposal shall be interpreted and governed by the laws of the State of Kansas, without regard to its choice of law provisions. If an amicable solution of a dispute is not reached within a reasonable period of time, the dispute shall be settled by arbitration under the Construction Arbitration Rules of the American Arbitration Association before a single arbitrator. The arbitration shall be held in the City of Wichita, Kansas. If the parties cannot mutually agree upon a single arbitrator within thirty (30) days, each party shall appoint one arbitrator, and those two arbitrators shall select an arbitrator to hear the matter. The arbitration shall be held in the English language and the award shall be final and binding upon both parties, and may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, any dispute that concerns threatened, apparent or actual disclosure of ICM Confidential Information shall be resolved in accordance with the Confidentiality Agreement.

18.           Entire Agreement. The Proposal, once executed, and the Confidentiality Agreement taken together comprise the entire agreement ("Agreement") with respect to the Scope of Work, and supersede all prior agreements, discussions, and understandings concerning same. Any additional terms contained in Customer's P0 or other administrative documents used to effect the terms of the Proposal shall be null and void.

19.           Waiver. Any failure to insist upon strict performance of any Proposal terms or conditions will not be construed as a waiver or relinquishment for the future of such term or provision, and the same shall continue and remain in full force and effect. Any waiver, to be effective, must be in a writing signed by the waiving party.

20.           Surviving Covenants. Provisions concerning warranty, indemnification, insurance, remedies and all other terms and conditions which by their nature survive termination shall survive the termination for convenience or default of the Agreement.

21.           Counterpart & Electronic Signature. Counterparts may be signed, which when taken together shall comprise the original. Electronic, facsimile, and pdf transmittals of signatures are valid as originals.